CMA Multi-State Municipal Series Trust
Series Number: 7
File Number: 811-5011
CIK Number: 810598
CMA Massachusetts Municipal Money Fund
For the Period Ending: 09/30/2002

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Inc., for the six months ended September 30, 2002.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

6/04/2002	$8,500	Massachusetts State Health & Ed	1.00%	12/01/2029
6/13/2002	8,000	Massachusetts State Health & Ed	1.34	12/01/2029